Exhibit 99.1

Lincoln Educational Services Reports Strong Second Quarter Financial Results; Reiterates Full Year Financial Guidance

Conference Call Today, at 10:00 a.m. Eastern Standard Time

PARSIPPANY, N.J., August 10, 2026 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the second quarter ended June 30, 2026, as well as recent business developments.

Second Quarter 2026 Financial and Operational Highlights
(Quarter ended June 30, 2026, compared to quarter ended June 30, 2025, unless otherwise noted)

•	Revenue increased 22.4% to $142.6 million from $116.5 million
•	Adjusted EBITDA increased 42.4% to $12.7 million from $8.9 million[1]
•	Net cash from operating activities improved to $22.1 million generated versus $0.3 million
•	Total liquidity as of June 30, 2026 of approximately $143 million[1]
•	Ending student population rose by 10.4% to approximately 18,900, an increase of nearly 1,800[2]
•	Student starts increased 1%; Full-year student start growth guidance of 10-14% reiterated[2]
•
Reiterated all other financial guidance for the full year while raising capital expenditure guidance to support the new Suitland, Maryland campus and the acquisition of the Melrose Park, Illinois campus property

Year-to-Date 2026 Financial Highlights
(Six months ended June 30, 2026, compared to June 30, 2025, unless otherwise noted)

•	Revenue increased $52.5 million, or 22.5% to $286.5 million
•	Adjusted EBITDA increased 62.9% to $28.2 million from $17.3 million[1]
•	Average student population rose by 16.3% to over 18,300, an increase of almost 2,600[2]
•	Student starts grew by 9%[2]

1 A complete listing of Lincoln's non-GAAP measures, along with descriptions and reconciliations to the corresponding GAAP measures, is included at the end of this release.

 2 2025 figures include 2,764 student starts on July 1, 2025, to align with comparable student start activity in the current year, during the last week of June 2026, returning to the Company’s typical start schedule

Recent Business Developments

•
In June, the Company signed a lease in Suitland, Maryland - its second campus serving the metropolitan Washington, D.C. area and the first to deploy a new focused-program campus model - offering Electrical and HVAC training, with an expected opening in the fourth quarter of 2027.

•	In July, the Company completed the acquisition of its previously leased Melrose Park, Illinois campus property for $18.8 million.
•	The Melrose Park, Illinois campus was named one of “America’s Top Vocational Schools” by USA Today, marking the second consecutive year receiving this distinction.
•
The Grand Prairie, Texas campus was named a “School of Excellence” by the Accrediting Commission of Career Schools and Colleges, recognizing the campus's outstanding performance during its accreditation renewal.

“During the second quarter and first half of the year, Lincoln continued to execute our mission of providing superior education and training to our students for high in-demand careers and generated strong operating results. Our performance and current third quarter trends lead to our reiterating our full year 2026 financial guidance,” said Scott Shaw, President & CEO.

“Employer demand for our graduates remains strong, and awareness of career opportunities in the skilled trades continues to grow. Following nearly 20% student start growth in the first quarter, we expected second-quarter growth to moderate to approximately half this rate and enrollment for the quarter did grow at approximately nine percent. However, our start growth for the quarter slowed to one percent, as fewer enrolled students than expected attended the first day of class.

In addition, during the quarter, we observed changes in the student decision-making process that affected conversion from enrollment to start. We have taken, and continue to take, actions to address these trends and believe they are reaccelerating growth in new student starts as our August class is expected to be one of the largest in our history and we remain confident in our guidance for full-year student start growth of 10% to 14%.

"A contributing factor to August’s projected strong starts is our re-invigorated high school recruiting platform.  Last summer we started an overhaul and expansion of our high school recruiting team, given renewed interest by students, parents and even guidance counselors in the skilled trades. While we see improvements this year from these investments, we expect even more growth next year as the teams build on their relationships and reach even more prospective students.

“Our prior investments which have created a more efficient and scalable business model have continued to drive our operating efficiency and financial results as we have grown our revenues by over 22% and our Adjusted EBITDA by over 60% year to date, while continuing to make investments in our future growth and delivering superior student outcomes.

"We're excited about the potential for our focused-program strategy, beginning with our new Suitland campus, which will expand access to high-demand Electrical and HVAC training in the Washington, D.C. area - a market where data center growth is driving strong tradesperson demand. This model costs less than half of a traditional campus buildout and can be constructed faster, letting us respond more quickly to employer needs in the region.

"Between our strong first half, continued execution of our growth strategy, improving cash generation, and the ongoing national demand for skilled trades talent, we remain confident in achieving our full-year 2026 guidance and progressing toward our 2030 targets of $850 million in revenue and $150 million in Adjusted EBITDA."

2026 SECOND QUARTER FINANCIAL RESULTS

(Quarter ended June 30, 2026, compared to quarter ended June 30, 2025)

•	Revenue increased by $26.1 million, or 22.4% to $142.6 million, primarily due to a 14.5% increase in average student population, with the remainder attributable to tuition increases.

•
Educational services and facilities expense increased by $12.8 million, or 27.4% to $59.6 million. This includes a $2.9 million increase in costs related to the new campuses in Houston, Hicksville, and Rowlett. The increase was primarily driven by costs associated with a larger student population as well as higher books and tools expense primarily due to timing of program starts. The remaining increase was attributable to $3.1 million higher depreciation expense, including $0.8 million related to new campuses, largely resulting from capital investments to support growth initiatives.

•
Selling, general and administrative expense increased by $12.6 million, or 18.8% to $79.7 million. This includes a $2.1 million increase in costs related to new campuses in Houston, Hicksville, and Rowlett. The increase was primarily driven by a larger student population, higher sales and marketing expense, and an increased provision for credit losses.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company. Corporate and other expenses were $18.2 million for the three months ended June 30, 2026, compared to $16.4 million in the prior year comparable period. The increase was primarily driven by higher salaries and benefits to support a larger student population and to execute the Company's growth initiatives.

2026 YEAR-TO-DATE FINANCIAL RESULTS

(Six months ended June 30, 2026, compared to June 30, 2025)

•	Revenue increased by $52.5 million, or 22.5% to $286.5 million, primarily due to a 16.3% increase in average student population, with the remainder attributable to tuition increases.

•
Educational services and facilities expense increased by $23.8 million, or 25.3% to $118.0 million. This includes a $5.7 million increase in costs related to the new campuses in Houston, Hicksville, and Rowlett. The increase was primarily driven by costs associated with a larger student population. The remaining increase was attributable to higher depreciation expense, largely resulting from capital investments to support growth initiatives.

•
Selling, general and administrative expense increased by $24.8 million, or 18.5% to $158.8 million. This includes a $4.0 million increase in costs related to new campuses in Houston, Hicksville, and Rowlett. The increase was primarily driven by higher sales and marketing expense due to higher student acquisition costs.

Corporate and Other

Corporate and other expenses were $39.6 million for the six months ended June 30, 2026, compared to $34.7 million in the prior year comparable period. The increase was primarily driven by higher salaries and benefits to support a larger student population and to execute the Company's growth initiatives.

FULL YEAR 2026 OUTLOOK

Based on the 2026 first half operating and financial results, as well as the outlook for the remainder of the year, the Company is reiterating its guidance for revenue, adjusted EBITDA, net income and student starts, and increasing capital expenditure guidance by approximately $25 million reflecting the Melrose Park, Illinois property acquisition and new Suitland, Maryland campus, as follows:

	2026 Guidance
(In millions, except for student starts and diluted EPS)	Low		High
Revenue	$590.0	-	$600.0
Adjusted EBITDA[1]	$76.0	-	$80.0
Net income	$23.0	-	$26.0
Diluted EPS	$0.74	-	$0.83
Capital expenditures	$95.0	-	$100.0
Student starts	10%	-	14%

[1]
The guidance in this release includes references to non-GAAP operating measures. A reconciliation to the midpoint of the guidance can be reviewed below in the non-GAAP operating measures at the end of this release. The 2026 adjusted EBITDA guidance includes approximately $10.0 million in losses related to new campus openings and strategic growth initiatives.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results. To access the live webcast of the conference call, please go to the Investor Overview section of Lincoln’s website at http://www.lincolntech.edu. Participants may also register via teleconference at: Q2 2026 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call.  Participants are encouraged to register at least 15 minutes prior to the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education helping to provide solutions to America’s skills gap. Lincoln offers career-oriented programs to recent high school graduates and working adults in four principal areas of study: skilled trades, automotive, health sciences and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 12 states under the brands Lincoln Technical Institute, Lincoln College of Technology and Nashville Auto Diesel College. The Company was incorporated in New Jersey in 2003 as the successor-in-interest to various acquired schools including Lincoln Technical Institute, Inc. which opened its first campus in Newark, New Jersey in 1946. For more information, please go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities laws. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” “goal,” “target” and “continue,” and similar expressions and their opposite are intended to identify forward-looking statements.  Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks, and other influences, many of which are beyond the Company’s control, that may affect the accuracy of the statements or the prospects upon which the statements are based including, without limitation, risks associated with our ability to comply with the extensive federal and state regulatory framework applicable to the for-profit education industry such as the 90/10 rule, prescribed cohort default rates, the effect of current and future Title IV Program regulations arising out of negotiated rulemakings, including any potential reductions in funding or restrictions on the use of funds received through Title IV Programs and financial responsibility and administrative capability standards; the effect of future legislative or regulatory initiatives related to veterans' benefit programs; our ability to obtain timely regulatory approvals in connection with acquisitions of additional schools and the related risks associated with integration of acquired schools; risks associated with the opening of new campuses; our ability to execute our growth strategies including updating and expanding the content of existing programs and developing new programs for our students in a timely and cost-effective manner while maintaining positive student outcomes; our ability to effectively compete within our industry; impacts related to epidemics or pandemics; risks associated with cybersecurity; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$44,178	$28,519
Accounts receivable, less allowance of $41,378 and $43,975 at June 30, 2026 and December 31, 2025, respectively	45,871	36,929
Inventories	4,077	3,986
Income tax receivable	1,923	1,599
Tenant allowance receivable	5,587	8,127
Prepaid and other assets	4,613	7,872
Total current assets	106,249	87,032

PROPERTY, EQUIPMENT AND FACILITIES - At cost, net of accumulated depreciation and amortization of $160,833 and $148,067 at June 30, 2026 and December 31, 2025, respectively	190,686	171,603

OTHER ASSETS:
Noncurrent receivables, less allowance of $26,865 and $26,371 at June 30, 2026 and December 31, 2025, respectively	21,645	21,248
Deferred finance charges	1,204	302
Deferred income taxes, net	21,668	21,668
Operating lease right-of-use assets	151,565	154,223
Finance lease right-of-use assets	24,240	25,075
Goodwill	10,742	10,742
Other assets, net	1,781	1,271
Total other assets	232,845	234,529
TOTAL ASSETS	$529,780	$493,164

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Unearned tuition	$51,920	$44,159
Accounts payable	30,677	27,023
Accrued expenses	16,695	18,430
Current portion of operating lease liabilities	11,127	10,634
Current portion of finance lease liabilities	534	463
Total current liabilities	110,953	100,709

NONCURRENT LIABILITIES:
Long-term portion of operating lease liabilities	160,074	162,113
Long-term portion of finance lease liabilities	30,364	30,654
Long-term debt	26,000	-
Total liabilities	327,391	293,476

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, no par value - authorized 100,000,000 shares at June 30, 2026 and December 31, 2025, issued and outstanding 31,722,150 shares at June 30, 2026 and 31,623,795 shares at December 31, 2025	48,181	48,181
Additional paid-in capital	48,738	52,339
Retained earnings	105,470	99,168
Total stockholders' equity	202,389	199,688
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$529,780	$493,164

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

REVENUE	$142,560	$116,474	$286,518	$233,980
COSTS AND EXPENSES:
Educational services and facilities	59,632	46,791	118,025	94,199
Selling, general and administrative	79,649	67,061	158,801	133,965
Gain on sale of assets	(33)	(256)	(27)	(476)
Total costs and expenses	139,248	113,596	276,799	227,688
OPERATING INCOME	3,312	2,878	9,719	6,292
OTHER:
Interest income	7	11	37	125
Interest expense	(1,058)	(813)	(1,895)	(1,514)
INCOME BEFORE INCOME TAXES	2,261	2,076	7,861	4,903
PROVISION FOR INCOME TAXES	315	522	1,559	1,404
NET INCOME	1,946	1,554	6,302	3,499
Basic
Net income per common share	$0.06	$0.05	$0.20	$0.11
Diluted
Net income per common share	$0.06	$0.05	$0.20	$0.11
Weighted average number of common shares outstanding:
Basic	31,258	30,990	31,194	30,900
Diluted	31,419	31,271	31,375	31,172

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2026	2025

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,302	$3,499
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,587	7,637
Finance lease amortization	835	835
Amortization of deferred finance charges	88	90
Deferred income taxes	-	547
Gain on sale of assets	(27)	(476)
Fixed asset donations	(111)	(197)
Provision for credit losses	29,717	25,012
Stock-based compensation expense	3,059	2,548
(Increase) decrease in assets:
Accounts receivable	(39,056)	(30,797)
Inventories	(91)	(1,451)
Prepaid income taxes	(324)	(2,794)
Prepaid expenses and current assets	5,783	(3,611)
Other assets, net	(387)	(657)
Increase (decrease) in liabilities:
Accounts payable	(754)	(9,768)
Accrued expenses	(1,735)	3,452
Unearned tuition	7,761	(2,548)
Income taxes payable	-	(1,072)
Other liabilities	986	1,672
Total adjustments	20,331	(11,578)
Net cash provided by (used in) operating activities	26,633	(8,079)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,132)	(46,276)
Proceeds from (payments for) sale of property and equipment	27	504
Net cash used in investing activities	(29,105)	(45,772)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	70,000	25,000
Payments on borrowings	(44,000)	(12,000)
Payment of deferred finance fees	(990)	(121)
Finance lease principal paid	(219)	(179)
Tenant allowance finance leases	-	2,212
Net share settlement for equity-based compensation	(6,660)	(3,633)
Net cash provided by financing activities	18,131	11,279
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	15,659	(42,572)
CASH AND CASH EQUIVALENTS —Beginning of period	28,519	59,273
CASH AND CASH EQUIVALENTS—End of period	$44,178	$16,701

(1) RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business, and to enable comparability of operating performance between periods. Additionally, the Company’s management regularly uses our non-GAAP financial measures to make operating decisions, for planning and forecasting purposes. EBITDA, adjusted EBITDA, and total liquidity are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before net interest expense (interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define adjusted EBITDA as EBITDA plus stock-based compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.
•	We define total liquidity as the Company’s cash and cash equivalents and available borrowings under our credit facility.

EBITDA, adjusted EBITDA, and total liquidity are presented because we believe they are useful indicators of the Company’s performance and ability to make strategic investments and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA, adjusted EBITDA, and total liquidity are not necessarily comparable to similarly titled measures used by other companies.

Adjusted EBITDA excludes non-cash stock-based compensation and one-time, non-recurring items. Historically Adjusted EBITDA has excluded pre-opening costs, as well as net operating losses from new campuses, for up to four quarters after the campus opening, or until the campus becomes profitable, whichever occurs first. Beginning in fiscal year 2026, the Company no longer adjusts adjusted EBITDA for pre-opening costs and net operating losses from new campuses and program expansions. Going forward, adjusted EBITDA will reflect only the add-back of non-cash stock-based compensation and other non-recurring items, if any. Prior period amounts in this release have been recast to conform to the current methodology.

The following is a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as well as a presentation of total liquidity (in thousands):

	Three Months Ended June 30,
	(Unaudited)
	Consolidated		Campus Operations		Corporate
	2026	2025	2026	2025	2026	2025

Net income (loss)	$1,946	$1,554	$20,946	$18,704	$(19,000)	$(17,150)
Interest expense, net	1,051	802	603	605	448	197
Provision for income taxes	315	522	-	-	315	522
Depreciation and amortization	7,789	4,710	7,655	4,545	134	165
EBITDA	11,101	7,588	29,204	23,854	(18,103)	(16,266)
Stock-based compensation expense	1,615	1,343	-	-	1,615	1,343
Adjusted EBITDA	$12,716	$8,931	$29,204	$23,854	$(16,488)	$(14,923)

	Six Months Ended June 30,
	(Unaudited)
	Consolidated		Campus Operations		Corporate
	2026	2025	2026	2025	2026	2025

Net income (loss)	$6,302	$3,499	$48,119	$39,782	$(41,817)	$(36,283)
Interest expense, net	1,858	1,389	1,178	1,199	680	190
Provision for income taxes	1,559	1,404	-	-	1,559	1,404
Depreciation and amortization	15,421	8,472	15,155	8,145	266	327
EBITDA	25,140	14,764	64,452	49,126	(39,312)	(34,362)
Stock-based compensation expense	3,059	2,548	-	-	3,059	2,548
Adjusted EBITDA	$28,199	$17,312	$64,452	$49,126	$(36,253)	$(31,814)

As of June 30, 2026
Cash and cash equivalents	$44,178
Available liquidity under Credit facility	99,000
Total Liquidity	$143,178

*As of June 30, 2026, $26.0 million was outstanding under the revolving credit facility.

The tables below presents operating income (loss) (in thousands) for the three and six months ended June 30, 2026:

	Three Months Ended June 30,
Operating Income (loss):	2026	2025	% Change
Campus Operations	$21,548	$19,309	11.6%
Corporate	(18,236)	$(16,431)	11.0%
Total	$3,312	$2,878	15.1%

	Six Months Ended June 30,
Operating Income (loss):	2026	2025	% Change
Campus Operations	$49,297	$40,982	20.3%
Corporate	(39,578)	(34,690)	14.1%
Total	$9,719	$6,292	54.5%

Information included in the table below provides student starts and population with a breakdown by Transportation and Skilled Trade programs and Healthcare and Other Professions programs.

Population by Program:

	Three Months Ended June 30,
	2026	2025	2025*	% Change	% Change*
Starts:
Transportation and Skilled Trades	4,844	2,350	4,802	106.1%	0.9%
Healthcare and Other Professions	1,125	807	1,119	39.4%	0.5%
Total	5,969	3,157	5,921	89.1%	0.8%

Average Population:
Transportation and Skilled Trades	14,714	11,920	12,329	23.4%	19.3%
Healthcare and Other Professions	3,628	3,634	3,685	(0.2)%	(1.5)%
Total	18,342	15,554	16,014	17.9%	14.5%

End of Period Population:
Transportation and Skilled Trades	15,302	11,050	13,502	38.5%	13.3%
Healthcare and Other Professions	3,602	3,306	3,618	9.0%	(0.4)%
Total	18,904	14,356	17,120	31.7%	10.4%

	Six Months Ended June 30,
	2026	2025	2025*	% Change	% Change*
Starts:
Transportation and Skilled Trades	9,241	5,901	8,353	56.6%	10.6%
Healthcare and Other Professions	2,237	1,866	2,178	19.9%	2.7%
Total	11,478	7,767	10,531	47.8%	9.0%

Average Population:
Transportation and Skilled Trades	14,705	11,807	12,012	24.5%	22.4%
Healthcare and Other Professions	3,610	3,704	3,730	(2.5)%	(3.2)%
Total	18,315	15,511	15,742	18.1%	16.3%

End of Period Population:
Transportation and Skilled Trades	15,302	11,050	13,502	38.5%	13.3%
Healthcare and Other Professions	3,602	3,306	3,618	9.0%	(0.4)%
Total	18,904	14,356	17,120	31.7%	10.4%

* 2025 figures include 2,764 student starts on July 1, 2025, to align with comparable student start activity in the current year during the last week of June 2026, returning to our typical start schedule.

The reconciliations provided below represent management’s projections of various components included in our outlook for the full year 2026.  These calculations are for illustrative purposes and will be reviewed as the year progresses to reflect actual results, our outlook and continued relevance of specific items. Any revisions or modifications, if necessary, will be disclosed in future announcements of 2026 quarterly results. Adjusted EBITDA and net income have been reconciled to the midpoint of our guidance.

Reconciliation of Net Income to Adjusted EBITDA - 2026 Guidance
(Reconciled to the Mid-Point of 2026 Guidance)

Adjusted EBITDA
Net Income	$24,500
Interest expense, net	4,000
Provision for taxes	10,300
Depreciation and amortization	33,000
EBITDA	71,800
Stock-based compensation expense	6,200
Total	$78,000

2026 Guidance Range	$76,000 - $80,000

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2754
Media Relations: Tom Gibson, 201-476-0322